UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Schjerven, Robert E.
   812 Woodhaven Rd.
   Highland Village, TX  75067
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   3/31/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Executive Officer
   and Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                     2)Trans-    3.Trans- 4.Securities Acquired(A)    5)Amount of    6)Owner-    7)Nature of
                                        action      action   or Disposed of (D)          Securities     ship Form:    Indirect
                                        Date        Code                   A             Beneficially   Direct (D)    Beneficial
                                        (Month/                            or            Owned at       or            Ownership
                                        Day/Year)   Code V   Amount        D    Price    End of Month   Indirect (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                 3/5/02      J(1) V   3,052         D    $9.75    382,955        D
$.01 per share



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative                                                                    Date      Expiration
                               Security                       Code  V   A                D                Exercisable      Date
------------------------------------------------------------------------------------------------------------------------------------


                                       1



Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:

(1) Restricted shares vested on 12/31/01, but were released on 3/5/02 with the closing price as of 12/31/01.  Shares were traded for taxes on the release date.
 -  Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Robert E. Schjerven
DATE 4/9/02